KIRBY CORPORATION	Contact:	Steve Holcomb
713-435-1135

FOR IMMEDIATE RELEASE

KIRBY CORPORATION ANNOUNCES RECORD
RESULTS FOR THE 2007 FIRST QUARTER

•	2007 first quarter earnings per share were $.46 versus $.42 reported for the 2006 first quarter

•	2007 second quarter earnings per share guidance is $.48 to $.53 versus $.44 earned in the 2006 second quarter

•	2007 year earnings per share guidance is $1.95 to $2.10 versus $1.79 earned in the 2006 year

Houston, Texas (April 25, 2007) - Kirby Corporation (“Kirby”) (NYSE:KEX) today announced record net earnings for the first quarter ended March 31, 2007 of $24,422,000, or $.46 per share, compared with net earnings of $22,511,000, or $.42 per share, for the 2006 first quarter. Consolidated revenues for the 2007 first quarter were a record $274,211,000, an increase of 22% over $224,903,000 reported for the 2006 first quarter.

Revenues for the marine transportation segment for the 2007 first quarter increased 10% and operating income increased 11% compared with the first quarter of 2006. The higher results reflected continued strong petrochemical and black oil demand, expected first quarter winter weather conditions, and the impact of contract rate increases during 2006 and the 2007 first quarter, as well as higher spot market prices. The marine transportation operating margin was 18.4% for both the 2007 and 2006 first quarters.

The diesel engine services segment for the 2007 first quarter reported 83% higher revenues and operating income increased 72% compared with the corresponding 2006 quarter. The higher diesel engine services results reflected the accretive acquisitions of Global Power Holding Company (“Global”) on June 7, 2006 and Marine Engine Specialist (“MES”) on July 21, 2006, as well as continued strong in-house and in-field service activity and direct parts sales in its marine, power generation and railroad markets. In addition, the segment benefited from higher service rates and parts pricing implemented during 2006 and in the 2007 first quarter. The diesel engine services operating margin for the 2007 first quarter was 15.2% compared with 16.2% for the 2006 first quarter.

Joe Pyne, Kirby’s President and Chief Executive Officer, commented, “Both our marine transportation and diesel engine services business fundamentals remained very strong in the 2007 first quarter. Our inland marine transportation segment was essentially at full utilization, with no spare capacity, and pricing continued to trend upward. The earnings contribution from our four ocean-going barge and tug units was at expected lower levels, as one of the units was in the shipyard for scheduled major maintenance for the entire quarter.”

Commenting on the 2007 second quarter market conditions and guidance, Mr. Pyne said, “We anticipate our marine transportation business levels will remain strong, with some normal seasonal improvement in our agricultural chemical market. We anticipate our diesel engine services segment to remain strong, although not as strong as the first quarter which historically includes seasonal winter work for Midwest and Great Lakes marine customers. We also expect the earnings contribution from our four offshore barge and tug units to increase as all four units are anticipated to be in service for the majority of the quarter. For the 2007 second quarter, our earnings per share guidance is $.48 to $.53, compared with $.44 per share reported for the 2006 second quarter. For the 2007 year, our earnings per share guidance remains at $1.95 to $2.10 compared with 2006 earnings per share of $1.79. Capital spending guidance for 2007 is $135 to $145 million and includes approximately $65 million for the construction of 26 tank barges and six towboats. Delivery is scheduled throughout 2007 and into early 2008.”

This earnings press release includes marine transportation performance measures for both the 2007 and 2006 first quarters. The performance measures include ton miles, revenue per ton mile, towboats operated and delay days. Comparable performance measures for the 2006 and 2005 years and quarters are available at Kirby’s web site under the caption Performance Measurements in the Investor Relations section. Kirby’s homepage can be accessed by visiting www.kirbycorp.com.

A conference call is scheduled at 10:00 a.m. central time tomorrow, Thursday, April 26, 2007, to discuss the 2007 first quarter and the outlook for the 2007 second quarter and year. The conference call number is 888-328-2514 for domestic callers and 706-679-3262 for international callers. The leader’s name is Steve Holcomb. An audio playback will be available starting at approximately 1:00 p.m. central time on Thursday, April 26, through 6:00 p.m. central time on Friday, May 25, 2007, by dialing 800-642-1687 for domestic callers and 706-645-9291 for international callers. The conference ID number is 5523213. The conference call can also be accessed by visiting Kirby’s homepage at http://www.kirbycorp.com/ or at http://audioevent.mshow.com/331083. A replay will be available on each of those web sites following the conference call.

The financial and other information to be discussed in the conference call is available in this press release and in a Form 8-K filed with the Securities and Exchange Commission. This press release and the Form 8-K include a non-GAAP financial measure, EBITDA, which Kirby defines as net earnings before interest expense, taxes on income, depreciation and amortization. A reconciliation of EBITDA for the 2007 and 2006 first quarters with GAAP net earnings for the same periods is included in the Condensed Consolidated Financial Information in this press release.

Kirby Corporation, based in Houston, Texas, operates inland tank barges and towing vessels, transporting petrochemicals, black oil products, refined petroleum products and agricultural chemicals throughout the United States inland waterway system. Kirby also owns and operates four ocean-going barge and tug units transporting dry-bulk commodities in United States coastwise trade. Through the diesel engine services segment, Kirby provides after-market service for medium-speed and high-speed diesel engines and reduction gears used in marine, power generation and railroad applications.

Statements contained in this press release with respect to the future are forward-looking statements. These statements reflect management’s reasonable judgment with respect to future events. Forward-looking statements involve risks and uncertainties. Actual results could differ materially from those anticipated as a result of various factors, including cyclical or other downturns in demand, significant pricing competition, unanticipated additions to industry capacity, changes in the Jones Act or in U.S. maritime policy and practice, fuel costs, interest rates, weather conditions, and timing, magnitude and number of acquisitions made by Kirby. Forward-looking statements are based on currently available information and Kirby assumes no obligation to update any such statements. A list of additional risk factors can be found in Kirby’s annual report on Form 10-K for the year ended December 31, 2006 filed with the Securities and Exchange Commission.

CONFERENCE CALL INFORMATION
Date:	Thursday, April 26, 2007	Leader:	Steve Holcomb
Time:	10:00 a.m. central time	Conf. ID:	5523213
U.S.:	888-328-2514	Int’l:	706-679-3262
Website: http://www.kirbycorp.com/ or http://audioevent.mshow.com/331083

A summary of the results for the first quarter follows:

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

	First Quarter
	2007	2006 (1)
	(unaudited, $ in thousands except per share amounts)
Revenues:
Marine transportation	$209,065	$189,383
Diesel engine services	65,146	35,520
	274,211	224,903
Costs and expenses:
Costs of sales and operating expenses	175,599	144,490
Selling, general and administrative	30,506	23,761
Taxes, other than on income	3,134	3,187
Depreciation and amortization	19,587	15,090
Loss (gain) on disposition of assets	499	(157)
	229,325	186,371

Operating income	44,886	38,532
Equity in earnings of marine affiliates	98	466
Other income (expense)	(248)	66
Interest expense	(5,154)	(2,698)

Earnings before taxes on income	39,582	36,366
Provision for taxes on income	(15,160)	(13,855)
Net earnings	$24,422	$22,511

Net earnings per share of common stock:
Basic	$0.46	$0.43
Diluted	$0.46	$0.42
Common stock outstanding (in thousands):
Basic	52,713	52,050
Diluted	53,591	53,002

CONDENSED CONSOLIDATED FINANCIAL INFORMATION

	First Quarter
	2007	2006 (1)
	(unaudited, $ in thousands except per share amounts)
EBITDA: (2)
Net earnings	$24,422	$22,511
Interest expense	5,154	2,698
Provision for taxes on income	15,160	13,855
Depreciation and amortization	19,587	15,090
	$64,323	$54,154

Capital expenditures	$53,649	$21,626
Acquisitions of businesses and marine equipment	$47,317	$16,240
	March 31,
	2007	2006 (1)
	(unaudited, $ in thousands)
Long-term debt, including current portion	$360,574	$200,602
Stockholders’ equity	$661,045	$573,324
Debt to capitalization ratio	35.3%	25.9%

MARINE TRANSPORTATION STATEMENTS OF EARNINGS

	First Quarter
	2007	2006 (1)
	(unaudited, $ in thousands)

Marine transportation revenues	$209,065	$189,383

Costs and expenses:
Costs of sales and operating expenses	128,830	119,083
Selling, general and administrative	20,480	18,162
Taxes, other than on income	2,878	3,011
Depreciation and amortization	18,316	14,298
	170,504	154,554

Operating income	$38,561	$34,829

Operating margins	18.4%	18.4%

DIESEL ENGINE SERVICES STATEMENTS OF EARNINGS

	First Quarter
	2007	2006
	(unaudited, $ in thousands)

Diesel engine services revenues	$65,146	$35,520

Costs and expenses:
Costs of sales and operating expenses	46,769	25,407
Selling, general and administrative	7,310	3,922
Taxes, other than on income	244	87
Depreciation and amortization	926	339
	55,249	29,755

Operating income	$9,897	$5,765

Operating margins	15.2%	16.2%

OTHER COSTS AND EXPENSES

	First Quarter
	2007	2006
	(unaudited, $ in thousands)

General corporate expenses	$3,073	$2,219

Loss (gain) on disposition of assets	$499	$(157)

MARINE TRANSPORTATION PERFORMANCE MEASUREMENTS

	First Quarter
	2007	2006

Ton Miles (in millions) (3)	3,777	3,795
Revenue/Ton Mile (cents/tm) (4)	5.3	5.0
Towboats operated (average) (5)	248	239
Delay Days (6)	2,600	2,471
Average cost per gallon of fuel consumed	$1.71	$1.84
Tank barges:
Active	913	893
Inactive	52	69
Barrel Capacities (in millions):
Active	17.3	16.6
Inactive	.9	1.3

(1)
In the 2007 first quarter, Kirby adopted Financial Accounting Standards Board Staff Position No. AUG AIR-1, “Accounting for Planned Major Maintenance Activities.” The guidance prohibits the use of the accrue-in-advance method of accounting for planned major maintenance activities in interim and annual financial reporting periods because an obligation has not occurred and therefore a liability should not be recognized. The adoption resulted in the recast of Kirby’s prior years’ quarterly results, reducing the 2006 first quarter net earnings by $69,000, thereby reducing earnings per share by $.01 to $.42. The adoption had no impact on Kirby’s annual financial statements.

(2)
Kirby has historically evaluated its operating performance using numerous measures, one of which is EBITDA, a non-GAAP financial measure. Kirby defines EBITDA as net earnings before interest expense, taxes on income, depreciation and amortization. EBITDA is presented because of its wide acceptance as a financial indicator. EBITDA is one of the performance measures used in Kirby’s incentive bonus plan. EBITDA is also used by rating agencies in determining Kirby’s credit rating and by analysts publishing research reports on Kirby, as well as by investors and investment bankers generally in valuing companies. EBITDA is not a calculation based on generally accepted accounting principles and should not be considered as an alternative to, but should only be considered in conjunction with, Kirby’s GAAP financial information.

(3)
Ton miles indicate fleet productivity by measuring the distance (in miles) a loaded tank barge is moved. Example: A typical 30,000 barrel tank barge loaded with 3,300 tons of liquid cargo is moved 100 miles, thus generating 330,000 ton miles.

(4)	Inland marine transportation revenues divided by ton miles. Example: First quarter 2007 inland marine revenues of $200,040,000 divided by 3,777,000,000 marine transportation ton miles = 5.3 cents.
(5)	Towboats operated are the average number of owned and chartered towboats operated during the period.
(6)
Delay days measures the lost time incurred by a tow (towboat and one or more tank barges) during transit. The measure includes transit delays caused by weather, lock congestion and other navigational factors.

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